EXHIBIT 10(g)





              FPL GROUP, INC.

    EXECUTIVE LONG TERM DISABILITY PLAN


















     Effective January 1, 1995

 FPL GROUP, INC.
EXECUTIVE LONG TERM DISABILITY PLAN






             TABLE OF CONTENTS

PARAGRAPH                                                       PAGE

                INTRODUCTION

                 ARTICLE I
                DEFINITIONS
1.01  Board  ...................................................  1
1.02  Class A Executive  .......................................  2
1.03  Code  ....................................................  2
1.04  Committee ................................................  2
1.05  Disability  ..............................................  2
1.06  Disability Leave of Absence ..............................  2
1.07  Disability Waiting Period ................................  2
1.09  Effective Date ...........................................  2
1.10  Employee Benefit Plans Administrative Committee ..........  2
1.11  Employer  ................................................  2
1.12  Ending Monthly Base Pay  .................................  2
1.13  Ending Monthly Bonus Pay .................................  2
1.14  Group ....................................................  3
1.15  Group LTD Plan ...........................................  3
1.16  Monthly Base Pay  ........................................  3
1.17  Participant ..............................................  3
1.18  Pension Plan  ............................................  3
1.19  Physician  ...............................................  3
1.20  Plan .....................................................  3
1.21  Plan Year ................................................  3
1.22  Primary Social Security Disability Award  ................  3
1.23  Worker's Compensation ....................................  3

             TABLE OF CONTENTS
                (continued)

PARAGRAPH                                                      PAGE

                 ARTICLE II
               PARTICIPATION

2.01  Eligibility .............................................   3
2.02  Termination of Membership ...............................   3

                ARTICLE III
        DETERMINATION OF DISABILITY

3.01  Determination of Disability .............................   4
3.02  Physician's Statement ...................................   4
3.03  Application for Group Long Term Disability Benefit ......   4
3.04  Pre-existing Condition Exclusion  .......................   4
3.05  Other Exclusions  .......................................   5
3.06  Continuing Eligibility  .................................   5

                 ARTICLE IV
            DISABILITY BENEFITS

4.01  Primary Disability Benefit ..............................   5
4.02  Benefits for Class A Executives .........................   5
4.03  Disability Benefit Offset ...............................   5
4.04  Disability Benefit Duration .............................   6

                 ARTICLE V
               ADMINISTRATION

5.01  Administration  .........................................   6
5.02  Exculpatory Provisions ..................................   7
5.03  General Fiduciary Duties ................................   7
5.04  Actions of Fiduciaries ..................................   7
5.05  Delegation of Fiduciary Responsibility  .................   8
5.06  Advisors  ...............................................   8
5.07  Claims Procedure ........................................   8
5.08  Rules and Decisions  ....................................   9

             TABLE OF CONTENTS
                (continued)

PARAGRAPH                                                      PAGE

                 ARTICLE VI
         AMENDMENTS AND TERMINATION

6.01  Amendments ..............................................   9
6.02  Right to Terminate ......................................   9
6.03  Successor Company .......................................   9

                ARTICLE VII
               MISCELLANEOUS

7.01  Nonguarantee of Employment ..............................   9
7.02  Governing Laws ..........................................  10
7.03  No Requirement to Fund ..................................  10

              FPL GROUP, INC.
    EXECUTIVE LONG TERM DISABILITY PLAN


      THIS EXECUTIVE LONG TERM DISABILITY PLAN (the "Plan") is adopted this 12th day of December, 1994.


       W I T N E S S E T H   T H A T:


      WHEREAS, FPL Group, Inc. has previously adopted the Long Term Disability Plan for Employees of FPL Group, Inc. and Its Affiliates
(the Group LTD Plan), which plan provides for varying levels of disability benefits for employees of FPL Group, Inc., Florida Power & Light Company and certain other participating affiliates of FPL Group, Inc.; and

      WHEREAS, the Group LTD Plan provides disability benefits in the event of a permanent and total disability; currently defined in the Group LTD Plan as the inability of a participant, due to injury or disease, to perform the duties of any occupation for which he may be reasonably qualified by virtue of his or her education or training; and

      WHEREAS, benefits under the Group LTD Plan are funded through the Employee Welfare Benefit Plans Trust, a trust which is intended to satisfy the requirements of Section 501(c)(9) of the Internal Revenue Code of 1986 (the Code) and is therefore subject to a requirement that compensation used to determine the benefits provided under a plan funded through such a trust be limited to $150,000 (adjusted as provided in the Code); and

      WHEREAS, the Company desires to establish a long term disability plan for the benefit of certain officers of the Company and of its affiliates to provide additional disability benefits, to be determined solely with reference to the occupation held by the participant immediately prior to the disability and determined without regard to limitations on compensation imposed on the Group LTD Plan by the Code;

      NOW, THEREFORE, the Executive Long Term Disability Plan set forth herein is hereby adopted as of the Effective Date.

                 ARTICLE I

                DEFINITIONS

1.01  "Board"shall mean the Board of Directors of FPL Group, Inc.
1.02 "Class A Executive" shall mean an Employee who is designated for purposes of this Plan as such by the Compensation Committee.

1.03  "Code"shall mean the Internal Revenue Code of 1986, as amended.

1.04 "Committee" shall mean the Compensation Committee of the Board or any such other committee designated by the Board, which shall consist of at least three members of the Board each of whom are not employees of Group or any of its subsidiaries.

1.05  "Company" shall mean FPL Group, Inc.

1.06 "Disability" shall mean, with respect to any Participant, total disability commencing during the period such person is both an Eligible Individual and a Participant which, for any reason results in the Participant being unable to perform all of the essential duties of his or her regular occupation.

1.07 "Disability Leave of Absence" shall mean the absence from the service of the Employer of a Participant. A
      Disability Leave of Absence shall begin as of the date the Participant became Disabled, and shall terminate as of the date on which such Participant is determined to be ineligible, or no longer eligible, for Disability benefits under this Plan. Notwithstanding anything to the contrary in this Plan, an individual shall not be deemed to be an employee for any reason during a Disability Leave of Absence.

1.08 "Disability Waiting Period" shall mean five consecutive months of continuous Disability beginning with the first day of a Participant's Disability Leave of Absence.

1.09  "Effective Date" shall mean January 1, 1995.

1.10 "Employee Benefit Plans Administrative Committee (EBPAC)" shall mean the committee appointed by the Vice President of Human
      Resources of Group to administer and interpret the Plan.

1.11 "Employer" shall mean Group, Florida Power & Light Company and any other subsidiary of Group approved for participation in this Plan.

1.12 "Ending Monthly Base Pay" shall mean the Monthly Base Pay rate in effect for a Participant in the month prior to the month in which his or her Disability Leave of Absence commences.

1.13  "Ending Monthly Bonus Pay" shall mean the Ending Monthly
      Base Pay of a Participant, plus one-twelfth of the targeted bonus established for such Participant under the Annual Incentive Plan maintained by the Employer.

1.14  "Group" shall mean FPL Group, Inc.

1.15 "Group LTD Plan" shall mean the Long Term Disability Plan for Employees of FPL Group, Inc. and Its Affiliates and any other plan, contract or arrangement adopted or entered into by the Group or an Employer which provides benefits commencing upon or as a result of the disability of a participant.

1.16 "Monthly Base Pay" shall mean the Monthly Base Pay (as defined in the Pension Plan) plus, to the extent not otherwise included, (i) any salary deferred under the FPL Group, Inc. Deferred Compensation Plan and (ii) any amounts contributed by the Employer pursuant to a salary reduction agreement which are not includable in the gross income of the Participant under Code Sections 125, 402(e)(3) or 402(h). Monthly Base Pay shall not include
      (a) amounts received as fringe benefits irrespective of the includibility of such amounts on the Participant's Form W-2 (other than salary reduction contributions described in clause (ii) above), (b) amounts received under the FPL Group, Inc. Long Term Incentive Plan of 1994 (whether or not such amounts were deferred under the FPL Group, Inc. Deferred Compensation Plan). and (c) bonuses under the Annual Incentive Plan maintained by the Employer (whether or not such bonuses were deferred under the FPL Group, Inc. Deferred Compensation Plan).

1.17  "Participant" shall mean an individual listed in Appendix A.

1.18 "Pension Plan" shall mean the FPL Group, Inc. Employee Pension Plan, and any other plan, contract or arrangement adopted or entered into by Group or an Employer, which provides benefits commencing upon or as a result of, normal or other retirement.

1.19 "Physician" shall mean a physician who is licensed and certified as a member by the American Board of Medical Specialties in his or her particular specialty, which specialty relates directly to the basis on which the Participant is determined to have a Disability.

1.20  "Plan" shall mean the FPL Group, Inc. Executive Long Term
      Disability Plan, as contained herein, and as may be amended from time to time.

1.21  "Plan Year" shall mean the calendar year.

1.22 "Primary Social Security Disability Award" shall mean the monthly amount provided by the Social Security Administration to a Participant for total and permanent disability benefits, exclusive of any benefits for a spouse or dependents.

1.23 "Workers' Compensation Award" shall mean the cash benefit paid to a Participant due to a work-related accident, regardless of fault, under the provisions of the Florida Workers' Compensation Law or the law of any other state or of the United States.

                 ARTICLE II

               PARTICIPATION

2.01 Eligibility. Participants in this Plan are elected officers of a Company who are listed in Appendix A The Vice President of Human Resources of Group may designate additional individuals as Participants, or terminate the participation of a previously included individual, as he may deem appropriate, by a revision of Appendix A.

2.02 Termination of Membership. A Participant shall cease to be a Participant eligible for Disability Benefits as of the first day of the month next following the earliest of the following: the deletion of his or her name from Appendix A, the termination of his or her status as an elected officer; his or her death; commencement of a leave of absence other than a Disability Leave of Absence; or commencement of benefit payments from a Pension Plan.

                ARTICLE III

        DETERMINATION OF DISABILITY

3.01 Determination of Disability A determination of a Participant's eligibility for Disability benefits shall be made by EBPAC, in its sole and absolute discretion. Upon EBPAC's determination that such Participant shall have become Disabled and upon completion of the Disability Waiting Period, the Plan shall pay the monthly Disability benefit determined in accordance with Article IV.

3.02 Physician's Statement. A letter from a Physician must be submitted to EBPAC stating, to the satisfaction of EBPAC, that the Participant is Disabled and describing the nature of the injury or sickness. EBPAC may, in its discretion, require the Participant to submit to examination by a Physician selected by EBPAC.

3.03 Application for Group LTD Benefit. A Participant must, prior to receipt of Disability benefits under this Plan, make application for long term disability benefits under the Group LTD Plan and comply with any requirements for the receipt of benefits thereunder.

3.04 Pre-existing Condition Exclusion. Disability benefits shall not be payable under this Plan with respect to any Disability arising out of or due to a pre-existing condition. A pre-existing condition shall mean any illness or condition for which a Participant has, or would reasonably be expected to have had, medical treatment or medication, at any time during the twelve month period immediately preceding his or her employment commencement date. A disability shall be deemed to arise out of or be due to a pre-existing condition if EBPAC, in its sole discretion, determines that such disability would not have occurred, or that another illness or condition would not have become a Disability hereunder, but for the existence of the pre-existing condition.

3.05 Other Exclusions. Disability benefits shall not be payable under this Plan with respect to any disability resulting from an intentional self-inflicted injury, war or act of war, or participation in a felony or riot. Disability benefits shall be payable to a Participant under this Plan with respect to a disability resulting from mental illness, drug abuse or alcoholism only if such Participant is confined to a licensed hospital or is a participant in a treatment program approved by EBPAC.

3.06 Continuing Eligibility. In order to remain eligible to receive Disability benefits under the Plan, a Participant shall submit to physical examinations as often as EBPAC may reasonably require.

                 ARTICLE IV

            DISABILITY BENEFITS

4.01  (a) Primary Disability Benefit.  An eligible disabled
      Participant shall receive monthly Disability benefit payments in an amount equal to 60% of his or her Ending
      Monthly Base Pay, adjusted each year in the manner described below, and reduced by the offset in Section 4.03.

      The monthly Disability benefit payment shall be adjusted for increases in the cost of living as of each April 1 following a determination of disability hereunder, by increasing the dollar amount by a percentage equal to the lesser of (i) one-half of the average percentage change in the Consumer Price Index (CPI-U) for the three immediately preceding calendar years (but only if such average percentage change is positive), or (ii) two percent.

4.02  Benefits for Class A Executives. In the case of a
      Participant who is a Class A Executive, Section 4.01(a) shall be applied by substituting the term, "Ending Monthly
      Bonus Pay" for the term "Ending Monthly Base Pay".

4.03  Disability Benefit Offset.  The offset referred to in
      Section 4.01 shall be an amount equal to the sum of:

             (i) 100% of the Participant's monthly benefit
            under the Group LTD Plan, if any;

            (ii) 100% of the amount provided or available as the Participant's monthly Primary Social
            Security Disability Award, to the extent such award has not already been applied as an offset to benefits under the Group LTD Plan; and

             (iii) 100% of any amount provided or available
            under Workers' Compensation Law, Occupational
            Disease Law or other legislation of similar purpose, to the extent such award has not already been applied as an offset to benefits under the Group LTD Plan.

      For the purposes of this Section 4.03, if a lump sum payment is made of such Participant's Social Security Disability award or award under Worker's Compensation law, occupational disease law or other law or act, the amount of payment shall be divided by the number of months in the period of time which was the time factor in computing such payment, and the result shall be considered as the monthly amount to be deducted from compensation paid in any month for which benefits are payable under this Plan. The amount of the offset shall not be increased in accordance with any cost of living adjustments to the Participant's Primary Social Security Disability Award or Workers' Compensation benefits. If the amount of the Participant's monthly Workers' Compensation benefits is reduced, the amount of the offset applied to future disability benefit payments shall be correspondingly reduced.

4.04  Disability Benefit Duration.

      (A) Disability benefits shall begin on the first day of the month following the later of EBPAC's determination of the right of any Participant to a Disability benefit under the Plan or such Participant's satisfaction of his Disability Waiting Period. Disability benefit payments shall terminate as of the first day of the month next following the earliest of the following:

            (i) the date of the Participant's failure to comply with any of the provisions of this Plan;

            (ii)  the date of the Participant's death;

            (iii) the date benefit payments from a Pension
                  Plan commence;

            (iv)  the date the Participant is determined
                  by EBPAC to be no longer Disabled; or

            (v)   termination of payments described in
                  subsection (B) below.

            No Disability benefits under the Plan are intended to accrue, nor shall any Disability benefits be paid, for the benefit of anyone other than a Participant included in the Plan as provided in Article II.

      (B) Subject to the provisions of subsection (A) above, Disability benefits shall be paid as follows: (i) in the case of a Participant who is disabled prior to age 60, benefits shall be paid until his or her attainment of age 65; (ii) in the case of a Participant who is disabled after age 60 but prior to age 65, benefits shall be paid for five years; and (iii) in the case of a Participant who is disabled after age 65 but prior to age 70, benefits shall be paid until his or her attainment of age 70.

                 ARTICLE V

               ADMINISTRATION

5.01  Administration.    EBPAC shall have responsibility for the
      administration and interpretation of the Plan and shall have the powers necessary to discharge its duties hereunder. Such duties shall include, but are not limited to, the duty to construe and interpret the Plan, and to make all final determinations concerning eligibility for, and the amount, manner and time of payment of Disability benefits under the Plan.

5.02 Exculpatory Provisions. The members of EBPAC, and each of them shall be free from all liability, joint and several, for their acts and conduct, and for the acts and conduct of their agents, in the administration of the Plan, and Group shall indemnify and hold each of them harmless from any and all liability for their acts and conduct, or the acts or conduct of their agents, in their official capacity, to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision.

5.03 General Fiduciary Duties. Each fiduciary shall discharge its duties with respect to the Plan in the interest of the Participants and for defraying reasonable expenses of administering the Plan. Each fiduciary shall also discharge its duties with respect to the Plan with the care, skill, prudence and diligence, under the circumstances then prevailing, that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. No fiduciary shall engage in or cause the Plan to engage in a prohibited transaction as such term is defined in either Section 406 of ERISA or
      Section 4975 of the Code.

5.04 Actions of Fiduciaries. All fiduciaries under the Plan shall severally (not jointly) control and manage the operation and administration of the Plan to the extent each is empowered or directed to do so. Any directions given, information furnished, or action taken by any fiduciary shall be in accordance with the provisions of the Plan, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each fiduciary may rely upon any such direction, information or action of another fiduciary or advisor as being proper under the Plan, and is not required under the Plan to inquire into the propriety of any such direction, information or action. It is intended under the Plan that each fiduciary shall be responsible for the proper exercise of its own powers and duties under the Plan and shall not be responsible for any act or failure to act of another fiduciary.

5.05 Delegation of Fiduciary Responsibility. Any fiduciary under the Plan may delegate any or all of its powers or duties. In the event of an authorized delegation, the delegate shall become a fiduciary under the Plan and shall assume the full burden of performing the duties or exer-cising the powers delegated. Any fiduciary shall, after making an authorized delegation or appointment, thereafter be responsible only for having made an appropriate and prudent delegation or appointment, and for changing or revoking the delegation or appointment if the performance of the delegate or appointee is not appropriate under the Plan. Any fiduciary who makes a delegation of its powers or duties shall immediately notify all other fiduciaries under the Plan of such delegation.

5.06 Advisors. Any fiduciary under the Plan may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan. No advisor shall be an agent of or perform any function of a fiduciary under the Plan. The members of EBPAC and Group and its officers and directors, shall be fully protected with respect to any action taken or suffered by them in good faith and in reliance upon any such agent, accountant, actuary, auditor or counsel, and all actions so taken or suffered shall be conclusive on each of them and on Participants, their beneficiaries or legal representatives, and on all other persons.

5.07 Claims Procedure. Claims for benefits under this Plan shall be made in writing to, and determined by, EBPAC. EBPAC shall meet no less often than once each calendar quarter to review denied claims. EBPAC shall review any denied claim for which a request for review is received at the first scheduled EBPAC meeting following the receipt of the request for review; provided that, if the request for review is received within the 30 day period immediately preceding the next scheduled meeting, such request shall be reviewed at the second following EBPAC meeting, and provided further that if special circumstances exist with respect to a request for review which require an extension of time to review and consider the claim, such claim shall be reviewed no later than the third following EBPAC meeting. In connection with such review, the claimant or his representative may review pertinent documents and may submit issues and comments in writing. The decision on review shall be delivered in writing to the claimant and shall be written in language calculated to be understood by the claimant and shall include the specific reasons for the decision, specific references to pertinent Plan provisions on which the decision is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. Within 90 days after receipt by a claimant of the notice of denial, or such later time as is reasonable, taking into account the nature of the claim and other attendant circumstances, the claimant may file a written request with the Secretary of EBPAC for a full and fair review of the denial. In connection with such review, the claimant or his representative may review pertinent documents and may submit issues and comments in writing.

5.08 Rules and Decisions. EBPAC may adopt such rules as it deems necessary, desirable, or appropriate. All rules and decisions of EBPAC shall be uniformly and consistently applied to all Participants in similar circumstances in a non-discriminatory manner. When making a determination or calculation, EBPAC shall be entitled to rely upon information furnished by a Participant, Group, the legal counsel of Group or an advisor. All interpretations, determinations, and decisions of EBPAC with respect to any matters hereunder shall be final, conclusive and binding upon Group, Participants and all other persons claiming interests under the Plan.

                ARTICLE VII

        AMENDMENTS AND TERMINATION

6.01 Amendments. The Vice President of Human Resources of Group shall have the right to modify, alter or amend this Plan and Schedule A hereto from time to time to the extent that he or she may deem advisable; provided, however that the Committee shall have the exclusive right to modify or amend Sections 2.01, 4.01, 4.02 .01 of this Plan.

6.02 Right to Terminate. The Committee may terminate the Plan at any time.

6.03 Successor Company. In the event of the dissolution, merger, consolidation or reorganization of Group, provision may be made by which the Plan and Trust will be continued by the successor; and, in that event, such successor shall be substituted for Group under the Plan.
      The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the board of directors of the successor shall have all of the powers, duties and responsibilities of the Board under the Plan.

                ARTICLE VII

               MISCELLANEOUS

7.01 Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between Group or any Employer and any Executive, or as a right of any Executive to be continued in the employment of any Employer or as a limitation of the right of any Employer to discharge any of its employees, with or without cause.

7.02 Governing Laws. The Plan shall be construed, interpreted and enforced according to their terms, by the laws of the State of Florida and all applicable federal laws.

7.03 No Requirement to Fund. Group may, but is not required to, fund this Plan. To the extent Group has so funded the plan, all assets of the Plan shall be invested and reinvested in such a manner so as not to violate any duty imposed by the Plan, by ERISA or the Code on the fiduciary charged with investment responsibility.

      IN WITNESS WHEREOF, FPL GROUP, INC. has caused this Plan to be executed by its duly authorized officer as of this 28th day of September, 1995.

                                        FPL GROUP, INC.


                                        By: L.J. KELLEHER

                                        Title: Sr. Vice President